EXHIBIT 5

                                W. STEVEN WALKER
                            Wells Fargo Bank Building
                         800 Airport Freeway, Suite 1100
                               Irving, Texas 75062
              Telephone (972) 445-4114      Facsimile (972) 445-4113


July 17, 2001


Board of Directors
Direct Wireless Communications, Inc.
106 East Sixth Street, Suite 640
Austin, Texas 78701

Gentlemen:

         You have requested my opinion concerning the validity of the shares of common stock of Direct Wireless Communications, Inc., to be distributed as a stock dividend to shareholders of Direct Wireless Corporation pursuant to registration statement File No. 333-62216 filed with the Securities and Exchange Commission on June 5, 2001. In connection with the preparation of this opinion I have examined such documents and conducted such other examinations as I considered necessary for the preparation of the opinion. On the basis of my examinations, it is my opinion that when the shares of Direct Wireless Communications, Inc., common stock are issued and distributed to the shareholders of Direct Wireless Corporation as described in the prospectus to that registration statement, they will be validly issued and outstanding, fully paid and nonassessable.

                                           Very truly yours,


                                           LAW OFFICES OF W. STEVEN WALKER













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